Exhibit 99.1
PRESS RELEASE

For Release:	Immediate

Contact:	Matt Pudlowski (314/877-7091)
RALCORP HOLDINGS ANNOUNCES RESULTS FOR
THE SECOND QUARTER OF FISCAL 2011
•	Net sales up 22%, including 4% base-business growth
•	Adjusted diluted EPS of $1.43 compared to $1.12 last year
•	Acquisition accretion expected to be at least $.90 per share for the year
•	Full year diluted EPS expected to be between $5.45 and $5.55
ST. LOUIS, MO, May 1, 2011 ... Ralcorp Holdings, Inc. (NYSE:RAH) today reported results for the quarter ended March 31, 2011, which include the operations of American Italian Pasta Company (AIPC), Sepp’s Gourmet Foods Ltd., J.T. Bakeries Inc., and North American Baking Ltd., acquired in the second half of fiscal 2010. Unless otherwise indicated, all comparisons of results in the following discussions are for the second quarter of fiscal 2011 relative to the second quarter of fiscal 2010 ended March 31, 2010.
Executive Summary

	Three Months Ended			Six Months Ended
	March 31,			March 31,
(dollars in millions, except per share data)	2011	2010	% Change	2011	2010	% Change
Net Sales	$1,172.6	$965.0	22%	$2,345.9	$1,956.9	20%
Diluted Earnings per Share	$1.50	$.84	79%	$2.78	$2.03	37%
Adjusted Diluted Earnings per Share	$1.43	$1.12	28%	$2.69	$2.33	15%
•	Net Sales grew as a result of incremental sales from acquisitions, higher net pricing in all segments, and private-brand volume gains.
•	Acquisitions completed in fiscal 2010 were accretive by approximately $.30 per share for the quarter, driven primarily by AIPC, and are expected to contribute at least $.90 per share for the full year. AIPC’s private-brand sales volume grew approximately 6% from last year’s second quarter (pre-acquisition).
•	Diluted Earnings per Share (EPS) this year were positively affected by mark-to-market gains on economic hedges. In addition, the prior period was affected by an impairment of intangible assets as well as minor merger and integration costs and amounts related to plant closures. The effects of all of these items are excluded from Adjusted Diluted EPS.

Co-CEO Kevin Hunt said, “Our acquisitions completed in fiscal 2010 continued to perform well and produced $.30 per share of accretion during the quarter. While we expect lower accretion in the third quarter due to higher commodity costs (primarily durum wheat at AIPC), the earnings from these acquisitions are expected to exceed our original expectations for the year. Additionally, given our continued strong operating earnings and cash flow (with adjusted EBITDA growth of more than 32% for the second quarter), we would expect to be within our target leverage ratio that will allow us to consider share repurchases and acquisitions in our third quarter.
“We continue to expect ingredient, packaging, and freight inflation amounting to about $200 million for fiscal year 2011. As we have noted in the prior quarters, we expect to be able to cover all of this inflation through a combination of the reduction of inefficient trade spending and internal costs, and pricing adjustments, where justified. We realized the benefit of some of these actions in the second quarter and expect additional benefit in the second half of the year. While we will continue to work to mitigate the rising input costs by other means, the costs of several commodities are approaching all time highs, making further price increases unavoidable.”
Commenting specifically on the Branded Cereal Products segment, co-CEO David Skarie said, “We are pleased with our accomplishments at Post during the quarter. We eliminated a significant amount of inefficient trade spending while increasing advertising and consumer spending 29% over last year. For the quarter, our two flagship brands, Honey Bunches of Oats and Pebbles, grew revenue 8% and 18%, respectively. The combination of these factors helped us achieve our objective of improving market share each month during the quarter, which is a trend that we expect to continue into the third quarter.
“We are excited about the initial performance of our new products, Pebbles Treats (which is Post’s first entry outside of ready-to-eat cereal) and Honey Bunches of Oats Raisin Medley, both of which have met with strong retailer and consumer acceptance. These products reflect the beginning of our efforts to significantly improve our new product pipeline. Additionally, our relaunch of Great Grains, supported by a new advertising campaign featuring celebrity chef Curtis Stone, has been very well received. We expect these products to drive revenue improvement in the back half of the year. Due to continued cost increases, we have announced pricing actions on many of our products.”
Mr. Hunt added, “We are very optimistic looking forward to the remainder of fiscal 2011. We currently expect full year diluted earnings per share to be between $5.45 and $5.55 (after excluding $0.12 per share year-to-date gains on economic hedges and $.03 per share year-to-date provision for legal settlement) subject to the potential impact of further disruptions in the costs of key raw materials and the effects of pricing changes on consumer demand.”
Accelerated Cost Reduction Program
Ralcorp’s management team provided the following information about its accelerated cost reduction program: “Beginning last summer, we initiated a study to evaluate ideas that could fundamentally improve the competitive positioning of each of our businesses, focusing primarily on cost structure. After a significant effort, all of our businesses have presented ideas that we have prioritized over the last several months. The results of this work are significant and reflect our core competencies around aggressive cost management.
“This is a multi-year project that will span the 2012 through 2014 fiscal years but is already in progress. Based on our current assumptions, we would expect total incremental capital expenditures to be between $115 and $135 million higher over this period than our past experience would otherwise indicate. This investment is expected to produce aggregate incremental operating profit of between $80 and $100 million for the same period. The majority of these savings will occur in 2013 and 2014, and savings will continue thereafter. The primary driver behind these savings is capacity rationalization as we realign our production and distribution networks. We expect these investments to add approximately 3% annually to our EPS growth rates over this time frame. These investments are also expected to provide more flexibility in dealing with ingredient and packaging cost increases in the future.”

Net Sales

	Three Months Ended			Six Months Ended
	March 31,			March 31,
(dollars in millions)	2011	2010	% Change	2011	2010	% Change
Base-business Net Sales	$1,000.4	$965.0	4%	$1,994.7	$1,956.9	2%
Net sales from recent acquisitions excluded from base-business net sales:
AIPC	143.5	—	15%	279.4	—	14%
Other fiscal 2010 acquisitions	28.7	—	3%	71.8	—	4%

Net Sales	$1,172.6	$965.0	22%	$2,345.9	$1,956.9	20%

Net sales increased 22%, primarily as a result of recent acquisitions. Base-business net sales increased 4%, as an increase in net pricing and the effect of a favorable product mix (largely due to increases in snack nuts, specialty crackers, and nutritional bars and declines in ready-to-eat cereals) more than offset a slight 1% volume decline. Excluding branded cereals, other base-business volume grew 1%.
Margins

	Three Months Ended		Six Months Ended
	March 31,		March 31,
(% of net sales)	2011	2010	2011	2010
Gross Profit	29.0%	27.6%	28.0%	27.6%
Selling, general and administrative expenses	-13.3%	-13.9%	-12.9%	-13.4%
Amortization of intangible assets	-1.6%	-1.2%	-1.6%	-1.2%
Impairment of intangible assets	—	-2.1%	—	-1.1%
Other operating expenses, net	-.1%	-.3%	-.2%	-.2%

Operating Profit	14.0%	10.1%	13.3%	11.7%

Adjusted Gross Profit	28.5%	27.6%	27.5%	27.6%
Adjustments for economic hedges	.5%	—	.5%	—

Gross Profit	29.0%	27.6%	28.0%	27.6%

Adjusted Operating Profit	13.5%	12.7%	12.9%	13.0%
Adjustments for economic hedges	.5%	—	.5%	—
Provision for legal settlement	—	—	-.1%	—
Merger and integration costs	—	-.5%	—	-.3%
Impairment of intangible assets	—	-2.1%	—	-1.0%

Operating Profit	14.0%	10.1%	13.3%	11.7%

Gross profit margin was positively impacted by the acquisition of the higher-margin pasta business as well as a $6.0 million mark-to-market gain related to economic hedge contracts. For the Company’s base businesses on a combined basis, the effect of higher net selling prices (including the effects of reduced trade promotion spending) offset the rising commodity costs that negatively impacted many of Ralcorp’s product categories. Ingredient, packaging, and freight costs (net of hedging activities) were approximately $32 million higher, with the most significant impact in snack nuts (included in the Snacks, Sauces and Spreads segment).

Selling, general and administrative (SG&A) expenses as a percentage of net sales declined primarily because of the addition of acquired businesses with a lower SG&A percentage relative to the incremental sales. In addition, distribution-related costs were lower for the cereals segments. Those effects were partially offset by an increase in advertising expense in the Branded Cereal Products segment.
Amortization expense as a percentage of sales increased due to incremental amounts from fiscal 2010 acquisitions (primarily customer relationship intangible assets) and the acceleration of amortization expense on a customer relationship intangible asset in the Other Cereal Products segment due to a shortened estimate of the remaining life of the relationship. Total amortization expense for the second quarter was $19.4 million ($.22 per share) compared to $11.3 last year ($.13 per share).
In addition to the items discussed above, the operating profit margin was affected by a goodwill impairment and minor merger and integration costs in fiscal 2010.
Adjustments for Economic Hedges
In the second quarter of fiscal 2011, net mark-to-market gains on economic hedges which did not meet the criteria for cash flow hedge accounting were $6.0 million. These net gains were recognized in cost of goods sold on the statement of earnings but excluded from segment profit and the Company’s non-GAAP measures of Adjusted EBITDA and Adjusted Diluted Earnings per Share.
Interest Expense and Income Taxes
Interest expense increased $9.9 million due to a $814 million increase in weighted-average outstanding borrowings. The weighted-average interest rate on all of the Company’s outstanding borrowings was 5.5% and 6.5% in the quarters ended March 31, 2011 and 2010, respectively.
The effective income tax rate was approximately 36.0% in this year’s second quarter, down slightly from 36.7% in last year’s second quarter, primarily because of an increase in the Domestic Production Activities Deduction for fiscal 2011.

Segment Results

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2011	2010	% Change	2011	2010	% Change
(pounds in millions)
Sales Volume
Branded Cereal Products	122.0	131.8	-7%	225.9	252.3	-10%
Other Cereal Products	125.6	128.1	-2%	260.1	260.4	0%
Snacks, Sauces & Spreads	331.1	318.7	4%	672.9	643.2	5%
Frozen Bakery Products	171.5	160.3	7%	345.2	326.1	6%
Pasta	214.8	—	n/a	426.8	—	n/a

Total Sales Volume	965.0	738.9	31%	1,930.9	1,482.0	30%

(dollars in millions)
Net Sales
Branded Cereal Products	$255.3	$260.6	-2%	$476.9	$506.5	-6%
Other Cereal Products	198.9	193.3	3%	403.6	388.2	4%
Snacks, Sauces & Spreads	382.2	338.2	13%	799.6	707.5	13%
Frozen Bakery Products	192.7	172.9	11%	386.4	354.7	9%
Pasta	143.5	—	n/a	279.4	—	n/a

Total Net Sales	$1,172.6	$965.0	22%	$2,345.9	$1,956.9	20%

Segment Profit
Branded Cereal Products	$56.9	$55.0	3%	$106.6	$104.1	2%
Other Cereal Products	21.3	22.0	-3%	42.5	46.2	-8%
Snacks, Sauces & Spreads	33.3	40.5	-18%	70.7	88.0	-20%
Frozen Bakery Products	22.9	18.2	26%	45.9	44.6	3%
Pasta	36.6	—	n/a	64.8	—	n/a

Total Segment Profit	$171.0	$135.7	26%	$330.5	$282.9	17%

Segment Profit Margin
Branded Cereal Products	22%	21%		22%	21%
Other Cereal Products	11%	11%		11%	12%
Snacks, Sauces & Spreads	9%	12%		9%	12%
Frozen Bakery Products	12%	11%		12%	13%
Pasta	26%	n/a		23%	n/a
Total Segment Profit Margin	15%	14%		14%	14%

Depreciation and Amortization
Branded Cereal Products	$14.4	$13.8	4%	$29.1	$27.4	6%
Other Cereal Products	6.6	5.3	25%	13.4	10.5	28%
Snacks, Sauces & Spreads	10.2	8.4	21%	20.5	16.9	21%
Frozen Bakery Products	9.7	9.0	8%	19.7	17.7	11%
Pasta	13.1	—	n/a	26.3	—	n/a
Corporate	2.1	2.5	-16%	4.0	4.9	-18%

Total Depreciation and Amortization	$56.1	$39.0	44%	$113.0	$77.4	46%

Branded Cereal Products
Net sales declined 2% driven primarily by lower overall volume (down 7%). The Honey Bunches of Oats brand volume improved 4% and Pebbles brand volume was flat, but volumes across the rest of the Post brand portfolio were impacted by the continued weakness and competitive promotional activity in the ready-to-eat cereal category as well as lower trade spending behind the brands as compared to more aggressive spending levels a year ago. Overall trade spending declined 17%, exceeding volume declines, as a continued focus on more efficient trade program investments helped to partially offset the net sales impact of lower volumes.
The 3% increase in segment profit and improved profit margin was mostly attributable to favorable net pricing and lower manufacturing costs, partially offset by a $6.7 million increase in advertising expenses, lower sales volume, and higher raw material costs (driven by sugar and nuts).
Other Cereal Products
Net sales increased 3% fueled by strong volume growth for nutritional bars (up 11%). The segment’s overall net sales growth was due to higher net selling prices and a positive sales mix (with a shift to nutritional bars, which have a higher price per pound), partially offset by the effect of a decline in overall volume. Private-brand ready-to-eat cereal volume was down 7%, as the overall weakness in the ready-to-eat category and competitive promotional activities impacted sales to many of the segment’s retail customers.
Segment profit declined 3%. Lower gross profit margins (mainly due to a sales shift from higher-margin ready-to-eat cereals and an increase in raw material and production costs) and an increase in amortization expense were only slightly offset by reduced distribution-related costs. Material cost increases were driven by sugar, cocoa, nuts, oats, wheat, and packaging materials.
Snacks, Sauces & Spreads
Net sales grew 13% as a result of acquisitions, higher snack nut and cracker volumes (up 7% and 8%, respectively), increased net selling prices, and product mix. Incremental sales from the fiscal 2010 acquisitions of J.T. Bakeries and North American Baking accounted for 6 percentage points of the segment’s overall net sales increase. Excluding acquisitions, base-business volume was flat, as gains for snack nuts, crackers, and dressings were offset by declining volumes for cookies, syrups, peanut butter, and preserves and jellies. This favorable sales mix shift from products with a lower price per pound to products with a higher price per pound added to the overall sales growth.
Segment profit decreased 18% as a result of significantly higher raw material costs (primarily cashews and tree nuts but also including oils, peanuts, and packaging) and unfavorable freight costs. Net selling price increases offset less than half of the increase in raw materials costs.
Frozen Bakery Products
Net sales were up 11%, with growth primarily attributable to volume gains for foodservice and retail products, incremental sales from the fiscal 2010 acquisition of Sepp’s Gourmet Foods, and higher pricing, partially offset by the effects of volume declines in the in-store bakery channel (primarily cookies and frozen dough). Strong net sales growth in the retail channel was fueled by new griddle products distributed through two major retailers. Foodservice sales benefited from a new product for a major restaurant chain. Shortfalls in the sales of in-store bakery cookies are attributable to the later timing of the Easter holiday this year.
Segment profit was up 26% as the effects of higher volumes, increased net selling prices, and the acquisition were only partially offset by higher commodity costs, increased warehousing costs as a result of the initial inventory build on new products, and a $1.6 million unfavorable effect of foreign exchange rate changes.
Pasta
The Pasta segment consists of American Italian Pasta Company (AIPC), which Ralcorp acquired on July 27, 2010. Net sales in the second quarter of fiscal 2011 were $143.5 million, down 2% from last year (pre-acquisition) as a result of 3% lower overall volumes and slightly higher net selling prices.
Retail sales volume was flat as a 6% increase in private brands was offset by declines in branded products. Last year, AIPC exited certain geographic markets where the brands were underperforming the market and shifted focus to private-brand products. Institutional volumes declined 13%, primarily as a result of reduced sales to foodservice customers.

Non-GAAP Financial Measures and Additional Information
The non-GAAP financial measures presented herein and discussed below do not comply with accounting principles generally accepted in the United States, or GAAP, because they are adjusted to exclude (include) certain cash and non-cash income and expenses that would otherwise be included in (excluded from) the most directly comparable GAAP measure in the statement of earnings. These non-GAAP financial measures, which are not necessarily comparable to similarly titled captions of other companies due to potential inconsistencies in the methods of calculation, should not be considered an alternative to, or more meaningful than, related measures determined in accordance with GAAP. As further discussed below, these non-GAAP measures supplement other metrics used by management to internally evaluate its businesses and facilitate the comparison of operations over time.
•	Base-business net sales, as reported herein, has been adjusted to exclude estimated current year sales attributable to recently acquired businesses for the period corresponding to the pre-acquisition period of the comparative period of the prior year. For each acquired business, the excluded period starts at the beginning of the respective quarter or year-to-date period and ends one year after the acquisition date. The Company has included financial measures for the base business (such as sales growth) because they provide useful and comparable trend information regarding the results of our businesses without the effect of the timing of acquisitions.
•	Total segment profit is an accumulation of the GAAP measures of profit for each reportable segment that are reported to the chief operating decision maker for purposes of making decisions about allocating resources to each segment and assessing its performance, which gives investors a combined measure of these key amounts.
•	Adjusted EBITDA, as presented herein, is defined as earnings before interest, income taxes, depreciation, and amortization, excluding impairment of intangible assets (if any), adjustments for economic hedges, provision for legal settlement, merger and integration costs, and amounts related to plant closures. Ralcorp’s board of directors, management, and investors use Adjusted EBITDA to assess the Company’s performance because it allows them to compare operating performance on a consistent basis across periods by removing the effects of capital structure (such as varying levels of interest expense), items largely outside the control of the management team (such as income taxes), asset base (such as depreciation, amortization, and impairments), derivatives accounting that is not representative of the economic effect of hedges, amounts related to significant legal settlements, and items related to acquisition and disposal activity (such as merger and integration costs and amounts related to plant closures).
•	Adjusted diluted earnings per share is an additional measure for comparing the earnings generated by operations between periods, without the effects of intangible asset impairments (if any), adjustments for economic hedges, provision for legal settlement, merger and integration costs, and amounts related to plant closures.
•	Adjusted gross profit (as a percentage of net sales) is an additional measure for comparing gross margins between periods, without the effects of adjustments for economic hedges and acquired inventory valuation adjustments (if any).
•	Adjusted operating profit (as a percentage of net sales) is an additional measure for comparing operating margins between periods, without the effects of intangible asset impairments (if any), adjustments for economic hedges, provision for legal settlement, merger and integration costs, and amounts related to plant closures.

For additional information regarding the Company’s results, including reconciliations of non-GAAP measures to related GAAP measures, refer to the schedules below, as well as to the financial statements and management’s discussion and analysis included in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2011, expected to be filed on May 5, 2011.
Cautionary Statement on Forward-Looking Language
Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this release. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this release. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, general economic conditions, changes in actual or forecasted results of operations (including future revenues, earnings per share and leverage ratios), competitive pressures, future sales volume, significant increases in the costs of certain commodities, packaging and freight, timely implementation of future price increases, successful execution of the cost reduction program and resulting improvements to operating profit and earnings per share, changes in tax laws, successful integration of recent acquisitions and related accretion, future capital expenditures, changes in weighted average shares for diluted EPS, increases in transportation costs, and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s cautionary statements contained in its filings with the Securities and Exchange Commission. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release.
About Ralcorp Holdings, Inc.
Ralcorp produces Post branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; frozen dough; and dry pasta. For more information about Ralcorp, visit the Company’s website at www.ralcorp.com.

RALCORP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(Dollars in millions except per share data, shares in thousands)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010

Net Sales	$1,172.6	$965.0	$2,345.9	$1,956.9
Cost of goods sold	(832.6)	(698.6)	(1,687.9)	(1,417.7)

Gross Profit	340.0	266.4	658.0	539.2
Selling, general and administrative expenses	(155.8)	(133.9)	(303.3)	(262.4)
Amortization of intangible assets	(19.4)	(11.3)	(38.9)	(22.6)
Impairment of intangible assets	—	(20.5)	—	(20.5)
Other operating expenses, net	(.7)	(3.0)	(4.6)	(3.9)

Operating Profit	164.1	97.7	311.2	229.8
Interest expense, net	(33.8)	(23.9)	(69.5)	(50.4)

Earnings before Income Taxes	130.3	73.8	241.7	179.4
Income taxes	(47.0)	(27.1)	(87.1)	(65.5)

Net Earnings	$83.3	$46.7	$154.6	$113.9

Earnings per Share
Basic	$1.52	$.85	$2.82	$2.06
Diluted	$1.50	$.84	$2.78	$2.03

Weighted Average Shares Oustanding
Basic	54,769	54,541	54,736	55,232
Diluted	55,508	55,497	55,464	56,030

RALCORP HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP MEASURES (Unaudited)
(Dollars in millions except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Adjusted Diluted Earnings per Share	$1.43	$1.12	$2.69	$2.33
Adjustments for economic hedges	.07	—	.12	—
Provision for legal settlement	—	—	(.03)	—
Merger and integration costs	—	(.05)	—	(.06)
Amounts related to plant closures	—	—	—	(.01)
Impairment of intangible assets	—	(.23)	—	(.23)

Diluted Earnings per Share	$1.50	$.84	$2.78	$2.03

Adjusted EBITDA	$214.5	$161.8	$416.6	$333.6
Interest expense, net	(33.8)	(23.9)	(69.5)	(50.4)
Income taxes	(47.0)	(27.1)	(87.1)	(65.5)
Depreciation and amortization	(56.1)	(39.0)	(113.0)	(77.4)
Adjustments for economic hedges	6.0	—	10.8	—
Provision for legal settlement	—	—	(2.5)	—
Merger and integration costs	(.1)	(4.5)	(.3)	(5.1)
Amounts related to plant closures	(.2)	(.1)	(.4)	(.8)
Impairment of intangible assets	—	(20.5)	—	(20.5)

Net Earnings	$83.3	$46.7	$154.6	$113.9

Total Segment Profit	$171.0	$135.7	$330.5	$282.9
Interest expense, net	(33.8)	(23.9)	(69.5)	(50.4)
Adjustments for economic hedges	6.0	—	10.8	—
Provision for legal settlement	—	—	(2.5)	—
Merger and integration costs	(.1)	(4.5)	(.3)	(5.1)
Amounts related to plant closures	(.2)	(.1)	(.4)	(.8)
Impairment of intangible assets	—	(20.5)	—	(20.5)
Stock-based compensation expense	(4.1)	(4.5)	(7.9)	(9.5)
Systems upgrade and conversion costs	(1.5)	(1.4)	(3.9)	(2.7)
Other unallocated corporate expenses	(7.0)	(7.0)	(15.1)	(14.5)

Earnings before Income Taxes	$130.3	$73.8	$241.7	$179.4